Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, the Registration Statements (Nos. 333-140134, 333-131826, 333-130585, 333-62968, 333-58982, 333-52490 and 333-47764) on Form S-3 and the Registration Statements (Nos. 333-136302, 333-127705, 333-106673, 333-118084, 333-63902, 333-52488, 333-43220, 333-94817, 333-92729 and 333-142864) on Form S-8 of The TriZetto Group, Inc. of our report dated June 21, 2007, relating to our audits of the financial statements of Quality Care Solutions, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006.

We also consent to the reference to our firm under the caption “experts” in the Prospectus, which is part of this Registration Statement.

Phoenix, Arizona

August 10, 2007

McGladrey & Pullen, LLP is a member firm of RSM International

— an affiliation of separate and independent legal entities.